EXHIBIT 99.1

BioAge Labs Reports Second Quarter 2026 Financial Results and Provides Business Updates

First participant dosed in QUELL-CV, a Phase 2 dose-ranging proof-of-concept trial of BGE-102 measuring inflammatory and cardiometabolic biomarkers; topline data anticipated in the second half of 2026

QUELL-DME, Phase 1b/2a proof-of-concept trial of BGE-102 in diabetic macular edema, planned to initiate in mid-2026, with data anticipated in mid-2027; results expected to support development across inflammation-driven retinal diseases

Hosted R&D Day focused on NLRP3 inhibition, featuring Phase 1 data for BGE-102

EMERYVILLE, Calif., August 5, 2026 (GLOBE NEWSWIRE) -- BioAge Labs, Inc. (NASDAQ: BIOA) ("BioAge" or "the Company"), a clinical-stage biopharmaceutical company developing therapeutic product candidates for cardiometabolic diseases by targeting the biology of human aging, today provided business updates and reported its second quarter 2026 financial results.

"NLRP3 sits at the apex of the inflammatory cascade that drives a range of diseases," said Kristen Fortney, Ph.D., CEO and co-founder of BioAge. "Our Phase 1 data show that BGE-102 is a potential best-in-class NLRP3 inhibitor: a well-tolerated once-daily pill that delivered up to 98% suppression of IL-1β and brought hsCRP down to normal levels in most participants. We have dosed the first participant in QUELL-CV, our Phase 2 trial in patients with obesity and inflammation at elevated cardiovascular risk, with topline data anticipated in the second half of 2026. We also plan to start a second proof-of-concept trial this year in diabetic macular edema. These studies will test the broad potential of NLRP3 inhibition across inflammasome-driven diseases, and we are actively evaluating additional indications where this mechanism can deliver meaningful benefit. With a strong cash position, we are well positioned to advance BGE-102 across multiple opportunities and continue progressing the broader BioAge pipeline."

Second Quarter 2026 Business Highlights

BGE-102 clinical development: QUELL-CV Phase 2 trial

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In June 2026, BioAge announced that the first participant was dosed in QUELL-CV, a Phase 2 dose-ranging proof-of-concept trial of BGE-102, its oral, brain-penetrant NLRP3 inhibitor, measuring inflammatory and cardiometabolic biomarkers
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QUELL-CV is a randomized, double-blind, placebo-controlled trial evaluating three once-daily oral doses of BGE-102 (30 mg, 60 mg, and 90 mg) against placebo in approximately 160 adults with obesity and elevated baseline inflammation.
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The primary endpoint is percent change from baseline in hsCRP, a pharmacodynamic measure of NLRP3 pathway inhibition, over 12 weeks of dosing.
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The trial is designed to characterize the dose-response relationship for BGE-102 and to support dose selection for further development, with topline data anticipated in the second half of 2026.
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QUELL-CV builds on the full Phase 1 dataset for BGE-102 in which BGE-102 achieved up to 98% suppression of IL-1β at trough in an ex vivo whole-blood assay, along with median hsCRP reductions of 86% from baseline at both 60 mg and 120 mg once daily.
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BGE-102 was well tolerated across all dose levels evaluated, with no serious adverse events, no treatment-emergent adverse events leading to discontinuation, and no clinically meaningful changes in vital signs, ECGs, or laboratory values.

BGE-102 clinical development: QUELL-DME Phase 1b/2a trial

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Following an indication expansion into ocular diseases, the Company plans to initiate QUELL-DME, a Phase 1b/2a proof-of-concept trial of BGE-102 in patients with diabetic macular edema, in mid-2026; results are anticipated in mid-2027.
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QUELL-DME is designed to demonstrate pharmacodynamic target engagement for BGE-102 in the eye, potentially supporting future development in inflammation-driven retinal diseases.

R&D Day on NLRP3 inhibition

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In May 2026, BioAge hosted an R&D Day featuring Phase 1 clinical data for BGE-102 and the therapeutic rationale for targeting NLRP3 in multiple disease areas driven by inflammasome activation. A recording of the webcast is available at https://ir.bioagelabs.com/news-events/events.

APJ agonist program advancement

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BioAge continues to advance its oral and injectable APJ agonist development strategy, including a novel APJ agonist antibody that is the subject of an option agreement with JiKang Therapeutics. The Company intends to file its first IND for an APJ program by year-end 2026.

Strategic partnerships and discovery platform

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BioAge's multi-year research collaboration with Novartis, focused on discovering novel therapeutic targets at the intersection of aging biology and exercise physiology, continued to advance, with multiple targets under evaluation.
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The Company also continued to progress its strategic collaboration with Lilly ExploR&D for the development of therapeutic antibodies targeting novel metabolic aging targets.

Second Quarter 2026 Financial Results

Collaboration revenue was $2.4 million for each of the quarters ended June 30, 2026 and 2025.

Research and development expenses were $24.4 million for the quarter ended June 30, 2026, compared to $19.8 million for the same period in 2025. The $4.6 million increase in research and development expenses was primarily attributable to a $7.9 million increase in direct costs related to BioAge’s BGE-102 program associated with the initiation of QUELL-CV, start-up costs related to the planned initiation of QUELL-DME, licensing fees, and drug-product manufacturing. The increase was further driven by a $1.5 million increase in personnel-related expenses, primarily reflecting higher stock-based compensation expense associated with new option grants to employees, and a $0.3 million increase in allocated facility and other expenses primarily driven by higher non-program specific consulting fees. These increases were partially offset by a $3.3 million decrease in direct costs for other programs driven by lower licensing costs and a $1.9 million decrease in azelaprag direct costs following termination of its development in January 2025.

General and administrative expenses were $7.4 million for the quarter ended June 30, 2026, compared to $7.3 million for the same period in 2025. The $0.1 million increase was primarily driven by a $0.6 million increase in personnel-related expenses, primarily reflecting higher stock-based compensation expense associated with new option grants to employees, executives, board members and advisors, and a $0.1 million increase in corporate insurance expense. These increases were partially offset by a $0.6 million decrease in legal fees.

Net loss was $26.1 million for the quarter ended June 30, 2026, or $0.58 per weighted-average common share outstanding, basic and diluted, compared to a net loss of $21.6 million, or $0.60 per weighted-average common share outstanding, basic and diluted, for the same period in 2025.

As of June 30, 2026, BioAge had approximately $381.3 million in cash, cash equivalents, and marketable securities. Based on the Company’s current operating plan, BioAge estimates that existing cash, cash equivalents, and marketable securities will be sufficient to fund operations and capital expenses through 2029.

About BioAge Labs, Inc.

BioAge is a clinical-stage biopharmaceutical company developing therapeutic product candidates for cardiometabolic diseases by targeting the biology of human aging. The Company's lead product candidate, BGE-102, is a potent, orally bioavailable, brain-penetrant small-molecule NLRP3 inhibitor being developed for diseases driven by inflammation including retinal diseases such as diabetic macular edema. BGE-102 has completed a Phase 1 SAD/MAD trial demonstrating a well-tolerated profile and potential best-in-class reductions in hsCRP and other inflammatory biomarkers in participants with obesity and elevated inflammatory markers such as hsCRP. Phase 2 proof-of-concept data are anticipated in the second half of 2026, and Phase 1b/2a diabetic macular edema proof-of-concept data are anticipated in mid-2027. The Company is also developing long-acting injectable and oral small molecule APJ agonists for obesity. BioAge’s additional preclinical programs, which leverage insights from the Company’s proprietary discovery platform built on human longevity data, address key pathways involved in metabolic aging.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as “aim,” “may,” “will,” “should,” “expect,” “forecast,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. All statements other than statements of historical fact contained in this press release, including without limitation statements regarding our plans to develop and commercialize our product candidates, including BGE-102 and our APJ programs, the potential for BGE-102 as a treatment for diabetic macular edema, the expected timeline for data readouts from our ongoing Phase 2 clinical trial, the expected timing and results of our ongoing or planned preclinical studies and clinical trials, risks associated with clinical trials, including our ability to adequately manage clinical activities for BGE-102 and our APJ programs, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, the timing of and our ability to obtain and maintain regulatory approvals, the clinical utility of our future product candidates, our commercialization, marketing and manufacturing capabilities and strategy, our expectations about the willingness of healthcare professionals to use our product candidates, the sufficiency of our cash, cash equivalents and marketable securities, general economic conditions, the impact of industry and market conditions on our operations, including fluctuating interest rates and inflation, increased volatility in the debt and equity markets, legislative or regulatory healthcare reforms in the United States, significant political, trade or regulatory developments, including tariffs, federal government shutdowns, or shifting priorities within the U.S. Food and Drug Administration, cybersecurity incidents, and global regional conflicts, and the plans and objectives of management for future operations and capital expenditures are forward-looking statements.

The forward-looking statements in this press release are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of known and unknown risks, uncertainties and assumptions, including those described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in BioAge’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC) on August 5, 2026, and BioAge’s other filings with the SEC filed from time to time.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. BioAge undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts

PR: Chris Patil, media@bioagelabs.com

IR: Dov Goldstein, ir@bioagelabs.com

Partnering: partnering@bioagelabs.com

Web: https://bioagelabs.com

BIOAGE LABS, INC.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share information)

	Three Months Ended
	June 30,
	2026	2025
Collaboration revenue	$2,451	$2,412
Operating expenses:
Research and development	$24,365	$19,844
General and administrative	7,419	7,339
Total operating expenses	31,784	27,183
Loss from operations	(29,333)	(24,771)
Other income (expense)
Interest expense	(1)	(201)
Interest and other income (expense), net	3,438	3,420
Gain (loss) from changes in fair value of warrants	(201)	(11)
Total other income (expense), net	3,236	3,208
Net loss	$(26,097)	$(21,563)
Net loss per share attributable to common stockholders, basic and diluted	$(0.58)	$(0.60)
Weighted-average common shares outstanding, basic and diluted	44,838,893	35,850,037

BIOAGE LABS, INC.
Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share information)

	June 30,	December 31,
	2026	2025
Assets
Current Assets:
Cash and cash equivalents	$73,964	$188,888
Marketable securities, current	244,781	92,210
Accounts receivable	625	769
Prepaid expenses and other current assets	10,942	4,926
Total current assets	330,312	286,793
Investments	100	100
Marketable securities	62,518	4,032
Property and equipment, net	1,209	963
Operating lease right-of-use assets	2,582	2,785
Other assets	208	216
Total assets	$396,929	$294,889
Liabilities
Current Liabilities:
Accounts payable	$5,653	$2,674
Accrued expenses and other current liabilities	8,487	8,480
Current portion of term loan	—	2,648
Operating lease liabilities, current	714	582
Deferred revenue	4,363	5,754
Total current liabilities	19,217	20,138
Warrant liability	678	370
Operating lease liabilities	2,121	2,330
Total liabilities	22,016	22,838
Commitments and Contingencies (Note 7)
Stockholders’ Equity
Preferred stock, $0.00001 par value; 10,000,000 shares authorized as of June 30, 2026 and December 31, 2025; no shares issued or outstanding as of June 30, 2026 and December 31, 2025	—	—
Common stock, $0.00001 par value; 500,000,000 shares authorized as of June 30, 2026 and December 31, 2025; 45,776,902 and 37,386,908 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	—	—
Additional paid-in-capital	757,157	605,189
Accumulated other comprehensive income (loss)	(478)	278
Accumulated deficit	(381,766)	(333,416)
Total stockholders’ equity	374,913	272,051
Total liabilities and stockholders’ equity	$396,929	$294,889